                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              CAMBREX CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              CAMBREX CORPORATION
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

LOGO

                              CAMBREX CORPORATION

                            ------------------------

       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 24, 1997

     Notice Is Hereby Given that the 1997 Annual Meeting of Stockholders of Cambrex Corporation (the "Company") will be held at the offices of Schroder Wertheim & Co. Incorporated, 4th Floor Auditorium, Equitable Center, 787 Seventh Avenue, New York, New York on April 24, 1997, at 4:00 P.M., for the following purposes:

1. to elect four (4) directors in Class I to hold office until the 2000 Annual Meeting of Stockholders and until their successors shall be elected and qualified; and

2. to consider and act upon the approval of the appointment of Coopers & Lybrand L.L.P. as independent accountants for 1997; and

3. to transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record of Common Stock of the Company at the close of business on March 14, 1997, will be entitled to vote at the meeting. The list of such stockholders will be available for inspection by stockholders during the ten days prior to the meeting in accordance with Section 219 of the Delaware General Corporation Law at the offices of American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219. Stockholders may make arrangements for such inspection by contacting Peter E. Thauer, Vice President, General Counsel & Secretary, Cambrex Corporation, One Meadowlands Plaza, East Rutherford, New Jersey 07073.
                                                   By order of the Board of
                                                          Directors,

                                                            Peter E. Thauer,
                                                                 Secretary

March 17, 1997

                   THE VOTE OF EACH STOCKHOLDER IS IMPORTANT.
         PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND PROMPTLY
                RETURN IT IN THE POSTAGE PAID ENVELOPE PROVIDED.

                              CAMBREX CORPORATION

                            ------------------------

                             1997 ANNUAL MEETING OF
                                  STOCKHOLDERS
                                PROXY STATEMENT

                            ------------------------

                               PROXY SOLICITATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cambrex Corporation (the "Company") for use at the 1997 Annual Meeting of Stockholders to be held on April 24, 1997, and at any adjournment of the meeting. The address of the Company's principal executive office is One Meadowlands Plaza, East Rutherford, New Jersey 07073. This Proxy Statement and the form of proxy are being mailed to stockholders on or about March 21, 1997.

     The costs of soliciting proxies will be borne by the Company. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners, and their reasonable expenses therefore will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally or by telephone or telegraph by the Company's officers, directors and employees without special compensation for such activities.

                        REVOCABILITY AND VOTING OF PROXY

     A proxy given by a stockholder may be revoked at any time before it is exercised by giving another proxy bearing a later date or by notifying the Company in writing of such revocation or by a vote in person at the Annual Meeting. Properly executed proxies received by the Company will be voted in accordance with the instructions indicated thereon and if no instructions are indicated, will be voted for the election of the four nominees for director named herein, and in favor of the selection of Coopers & Lybrand L.L.P. as independent accountants for the Company. The Company knows of no reason why any of the nominees named herein would be unable to serve for the terms indicated. In the event, however, that any such nominee should, prior to the election, become unable to serve as a director, the proxy will be voted for such substitute nominee, if any, as the Board of Directors shall propose.

     The Board of Directors knows of no matters to be presented at the meeting other than those set forth in the foregoing Notice of Annual Meeting. If other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote the shares subject to such proxies in accordance with their best judgment.

                         RECORD DATE AND VOTING RIGHTS

     The Company has only one class of voting securities, Common Stock, par value $0.10 ("Common Stock"). Only holders of Common Stock of the Company of record at the close of business on March 14, 1997, will be entitled to vote at the meeting. On such record date there were outstanding and entitled to vote 11,734,858 shares of Common Stock and each such share is entitled to one vote.

                             PRINCIPAL STOCKHOLDERS

     The following sets forth information with respect to the only persons of which the Company is aware as of February 15, 1997, who may be deemed to beneficially own more than 5% of the outstanding Common Stock of the Company:

                                                     NUMBER OF SHARES        PERCENT
                     NAME AND ADDRESS             BENEFICIALLY OWNED (1)   OF CLASS (2)
          --------------------------------------  ----------------------   ------------
          Chancellor LGT Asset Management,                951,800(3)            8.11%
          Inc...................................
          1166 Avenue of the Americas
          New York, New York 10036
          Mellon Bank Corporation...............          878,000(4)            7.48%
          One Mellon Bank Center
          Pittsburgh, Pennsylvania 15258
          FMR Corp..............................          844,250(5)            7.20%
          82 Devonshire Street
          Boston, Massachusetts 02109-3614
          Ira Sochet............................          727,370               6.20%
          Hopetown
          Abaco, Bahamas
          Cyril C. Baldwin, Jr..................          673,617(6)            5.74%
          39 Locust Avenue
          New Canaan, Connecticut 06840

(1) Unless otherwise indicated (a) share ownership is based upon information furnished as of February 15, 1997, by the beneficial owner, and (b) each beneficial owner has sole voting and investment power with respect to the shares shown.

(2) For the purpose of this table, the percent of issued and outstanding shares of Common Stock of the Company held by each beneficial owner has been calculated on the basis of (i) 11,732,299 shares of Common Stock issued and outstanding (excluding treasury shares) on February 15, 1997, and (ii) 11,961 shares still to be issued in connection with the 1993 conversion of the Company's 9% Convertible Subordinated Notes.

(3) In a Schedule 13G under the Securities Exchange Act of 1934 dated February 7, 1997, and filed by Chancellor LGT Asset Management, Inc. ("Chancellor"), Chancellor reported that it has the sole voting power and sole dispositive power over these shares.

(4) In a Schedule 13G under the Securities Exchange Act of 1934 dated January 24, 1997 and filed by Mellon Bank Corporation ("Mellon"), Mellon reported that it has the sole voting power over 878,000 shares, shares dispositive power for 703,000 shares and has sole dispositive power for 174,000 shares. Included in the 878,000 shares reported is an aggregate amount of 599,000 shares beneficially owned by Mellon Bank, N.A., a wholly-owned subsidiary of Mellon. The shares reported on Mellon's Schedule 13G are reported beneficially owned by the following direct or indirect subsidiaries of
    Mellon: Mellon Capital Management Corporation, Mellon Equity Associates, The Dreyfus Corporation and Dreyfus Investment Advisors, Inc.

(5) In an amendment to Schedule 13G under the Securities Exchange Act of 1934 dated February 14, 1997, and filed by FMR Corp., FMR Corp. reported that Fidelity Management & Research Company ("Fidelity"), an investment advisor and wholly-owned subsidiary of FMR Corp., is the beneficial owner of 808,250 shares. Edward C. Johnson 3d is Chairman of FMR Corp. and reported owner of 12% of its voting stock, and Abigail P. Johnson is a director of FMR Corp. and reported owner of 24.5% of its voting stock. Edward C. Johnson 3d, Abigail P. Johnson, and FMR Corp. through its control of Fidelity and the Funds each has sole power to dispose of 808,250 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has sole power to vote or direct the voting of shares owned directly by Fidelity Funds, ("Funds"), which power resides in the Funds' Boards of Trustees. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank, is the beneficial owner of 36,000 shares as the result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp. through its control of Fidelity Management Trust Company, have sole voting and dispositive power over 36,000 shares.

(6) Includes 112,500 shares held by a family member as to which Mr. Baldwin disclaims beneficial ownership.

           COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table gives information concerning the beneficial ownership of the Company's Common Stock on February 15, 1997, by (i) each director and nominee for election as a director, (ii) each of the executive officers named in the Summary Compensation Table (below) and (iii) all directors and executive officers of the Company as a group.

                                               SHARES
                                             BENEFICIALLY
            BENEFICIAL OWNERS                 OWNED (1)     PERCENT OF CLASS (2)
------------------------------------------   -----------    --------------------
Cyril C. Baldwin, Jr......................      674,367(3)           5.74%
Rosina B. Dixon, M.D......................        3,403(4)              *
Francis X. Dwyer..........................        5,114(5)              *
George J.W. Goodman.......................        6,961(6)              *
Kathryn Rudie Harrigan....................        4,004(4)              *
Leon J. Hendrix, Jr.......................        4,004(7)              *
Ilan Kaufthal.............................       10,126(5)              *
Robert LeBuhn.............................       12,152(8)              *
James A. Mack.............................      204,294(9)           1.74%
Dean P. Phypers...........................       13,828(10)             *
Peter Tracey..............................      111,852(11)             *
Claes Glassell............................       27,000(12)             *
Steven M. Klosk...........................      100,590(13)             *
Peter E. Thauer...........................      105,635(14)             *
All Directors and Executive Officers
  as a group (27 Persons).................    1,500,207(15)         12.79%

---------------

* Beneficial Ownership is less than 1% of the Common Stock outstanding

(1) Except as otherwise noted, reported share ownership is as of February 15, 1997. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of Common Stock he or she beneficially owns.

(2) For the purpose of this table, the percent of issued and outstanding shares of Common Stock of the Company held by each beneficial owner has been calculated on the basis of (i) 11,732,299 shares of Common Stock issued and outstanding (excluding treasury shares) on February 15, 1997, (ii) all shares of Common Stock subject to stock options which are held by such beneficial owner and are exercisable within 60 days of February 15, 1997, and (iii) 11,961 shares still to be issued in connection with the 1993 conversion of the Company's 9% Convertible Subordinated Notes.

(3) The number of shares reported includes 750 shares issuable upon exercise of options granted under the Company's 1996 Stock Option Plan and 112,500 shares held by a family member for which beneficial ownership of such shares is disclaimed.

(4) The number of shares reported includes 1,500 shares issuable upon exercise of options granted under the Company's 1994 and 1996 Stock Option Plans.

(5) The number of shares reported includes 3,000 shares issuable upon exercise of options granted under the Company's 1994 and 1996 Stock Option Plans.

 (6) The number of shares reported includes 3,000 shares issuable upon exercise of options granted under the Company's 1994 and 1996 Stock Option Plans and 1,153 share equivalents held at February 15, 1997 in the Company's Directors' Deferred Compensation Plan.

 (7) The number of shares reported includes 1,500 shares issuable upon exercise of options granted under the Company's 1994 and 1996 Stock Option Plans and 1,004 share equivalents held at February 15, 1997 in the Company's Directors' Deferred Compensation Plan.

 (8) The number of shares reported includes 3,000 shares issuable upon exercise of options granted under the Company's 1994 and 1996 Stock Option Plans, 1,500 shares held by a family member for which beneficial ownership of such shares is disclaimed, and 1,004 share equivalents held at February 15, 1997 in the Company's Directors' Deferred Compensation Plan.

 (9) The number of shares reported includes 67,500 shares issuable upon exercise of options granted under the Company's Stock Option Plans, 18,293 shares held at December 31, 1996 in the Company's Savings Plan, and 45,354 share equivalents held at February 15, 1997 in the Company's Deferred Compensation Plan. 1,808 shares held by several family members are not included and beneficial ownership of such shares is disclaimed.

(10) The number of shares reported includes 3,000 shares issuable upon exercise of options granted under the Company's 1994 and 1996 Stock Option Plans and 1,078 share equivalents held at February 15, 1997 in the Company's Directors' Deferred Compensation Plan.

(11) The number of shares reported includes 52,500 shares issuable upon exercise of options granted under the Company's Stock Option Plans, 5,722 shares held at December 31, 1996 in the Company's Savings Plan, and 25,930 share equivalents held at February 15, 1997 in the Company's Deferred Compensation Plan.

(12) The number of shares reported consists of 27,000 shares issuable upon exercise of options granted under the Company's Stock Option Plans.

(13) The number of shares reported includes 67,500 shares issuable upon exercise of options granted under the Company's Stock Option Plans and 3,590 shares held at December 31, 1996 in the Company's Savings Plan.

(14) The number of shares reported includes 43,500 shares issuable upon exercise of options granted under the Company's Stock Option Plans, 10,540 shares held at December 31, 1996 in the Company's Savings Plan, and 38,895 share equivalents held at February 15, 1997 in the Company's Deferred Compensation Plan.

(15) The number of shares reported includes 397,625 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days and 70,082 shares held at December 31, 1996 in the Company's Savings Plan. Shares held by immediate family members are not included and beneficial ownership of such shares is disclaimed.

                               BOARD OF DIRECTORS

     The Board of Directors is responsible for directing the management of the business and affairs of the Company. The Board holds regular meetings five times each year and holds additional special meetings as required. During 1996 the Board held six meetings.

     The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Environmental Committee and the Governance Committee.

     The Audit Committee, comprised of five non-employee directors, recommends to the Board the accounting firm to act as the independent accountants for the Company, consults with the accounting firm concerning the scope of the audit, reviews the audit results and reviews the Company's internal financial controls and procedures with the accountants and with members of management. The Audit Committee held four meetings in 1996.

     The Compensation Committee, comprised of five non-employee directors, oversees the Company's executive compensation programs and policies and administers the Company's Stock Option and Long-term Incentive Plans. The Compensation Committee held four meetings in 1996.

     The Environmental Committee, comprised of nine non-employee directors, oversees the Company's environmental affairs. The Environmental Committee held four meetings during 1996.

     The Governance Committee, comprised of three non-employee directors, makes recommendations to the Board of Directors concerning nominees for election to the Board at Annual Meetings and candidates for newly created directorships and vacancies on the Board. The Governance Committee will consider nominees recommended by stockholders. Such recommendations for the 1998 Annual Meeting should be sent to the Corporate Secretary of the Company not later than January 24, 1998, and should include a statement of the nominee's qualifications. The Governance Committee also is responsible for the Board's evaluation of the Chief Executive Officer and individual Board members. The Governance Committee did not meet in 1996.

     Under the retirement policy for non-employee directors established by the Board of Directors in 1989, a non-employee director (other than incumbent directors when the policy was adopted) must not have attained age 72 at the time of election and may not serve as a director beyond the Annual Meeting next following such person's 72nd birthday.

COMPENSATION OF DIRECTORS

     During 1996 the Company paid each non-employee director of the Company an annual fee of $16,000, as well as $1,000 for each Board, Committee (other than the Environmental Committee) and Stockholders' Meeting attended, except that the Chairmen of the Compensation, Audit and Governance Committees received $1500 for each Committee meeting attended. The Chairman of the Environmental Committee received $1500 for each Environmental Committee meeting attended, but the remaining Committee members did not receive fees for meeting attendance. During December 1995 the Board adopted a policy that a minimum of one-half of Board fees shall be paid in Company Common Stock, and that each director, within three years after joining the Board, shall have acquired an amount of Company Common Stock equal in value to the annual Board retainer. Directors also receive reimbursement for expenses incurred in connection with attendance. Employees of the Company who are directors are not paid any separate fees for acting as directors.

     At a meeting held on December 19, 1995, the Board adopted a Non-Employee Directors' Deferred Compensation Plan permitting Directors to defer receipt of Board fees including Company Common Stock otherwise issuable in payment of Board fees beginning with fees payable after January 1, 1996.

     The Board, at its October 28, 1993 meeting, adopted an option grant program for non-employee directors. Under the program, which was approved by shareholders at the 1994 Annual Meeting of Shareholders as part of the 1994 Stock Option Plan, each non-employee director will receive a grant of options to purchase 750 shares of Common Stock at the first meeting of the Board of Directors following each of the Company's Annual Shareholder's meetings. Each such option will have an exercise price equal to the closing price of the Company's Common Stock on the date of grant. Options granted to non-employee directors shall be non-qualified options with a ten year term. Each option will become exercisable six months after the date of grant. In April 1996 the Board of Directors granted options to purchase 500 shares of Common Stock under the 1994 Plan to Cyril C. Baldwin, Jr., Rosina B. Dixon, Leon J. Hendrix, Jr., Francis X. Dwyer, George J. W. Goodman, Kathryn Rudie Harrigan, Ilan Kaufthal, Robert LeBuhn and Dean P. Phypers. These options granted to the Directors have been adjusted to 750 shares for the three-for-two stock split in July 1996.

DIRECTORS' RETIREMENT PLAN

     During 1995 the non-employee directors of the Company participated in a non-qualified, non-contributory pension plan, which provided for the payment after retirement from the Board of an annual amount equal to the Board retainer at the time of retirement. The duration of this payment equaled the number of years of Board service calculated starting with 1993.

     At its October 1995 meeting the Board determined to discontinue the directors' pension plan, effective January 1, 1996, and to pay out accrued benefits actuarially reduced from age 72. Accrued benefits were paid in March, 1996 to Francis X. Dwyer in the amount of $28,633, to George J.W. Goodman in the amount of

$20,415, to Ilan Kaufthal in the amount of $6,463, to Robert LeBuhn in the amount of $17,831, and to Dean P. Phypers in the amount of $23,373.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company is divided into three classes. The term of office of the directors in Class I expires at this Annual Meeting with the terms of office of the directors in Class II and Class III ending at successive Annual Meetings. At this Annual Meeting four directors in Class I will be elected to hold office until the 2000 Annual Meeting and until their successors shall be elected and qualified. To be elected, each nominee for director requires a majority of the votes cast. Abstentions from voting (but not including broker non-votes) will have the effect of votes against the nominees. The following sets forth with respect to the four persons who have been nominated by the Board of Directors for election at this Annual Meeting and the other directors of the Company certain information concerning their positions with the Company (including its predecessor and now wholly-owned subsidiary CasChem, Inc.) and principal outside occupations and other directorships held.

                  NOMINEES FOR ELECTION TO SERVE AS DIRECTORS
                      UNTIL 2000 ANNUAL MEETING (CLASS I)

     Cyril C. Baldwin, Jr. (age 69). Director and President (until early 1990) since the Company commenced business in 1981. Mr. Baldwin was Chief Executive Officer since 1984 until his retirement in April, 1995. Mr. Baldwin is Chairman of the Board, a position he has held since his election in 1991. Director of Church & Dwight Co., Inc. and Congoleum Corporation and a member of NewsBank Advisory Board.

     George J. W. Goodman (age 66). Director since the Company commenced business in 1981. Member of the Audit, Compensation, and Environmental Committees of the Board of Directors. Since 1971 he has been the President and currently is also Chairman and Chief Executive Officer of Continental Fidelity, Inc., an editorial consulting services and products firm. Director of US Airways Group, Inc. and New England Life, and member of the Advisory Council of the Princeton University Center for International Studies.

     Kathryn Rudie Harrigan (age 45). Director since 1994. Member of the Audit, Environmental and Governance Committees of the Board of Directors. Since 1981, Professor, Management of Organizations Division of the Columbia University Business School, and, since 1993, the Henry L. Kravis Professor of Business Leadership at Columbia University Business School. Since 1995, Academic Director of the Jerome A. Chazen Institute for International Business at Columbia University. Member of the Boards of Schuller Corporation and Technical Chemicals and Products.

     Robert LeBuhn (age 64). Director since the Company commenced business in 1981. Chairman of the Governance Committee and member of the Audit and Environmental Committees of the Board of Directors. Retired Chairman, Investor International (U.S.), Inc., a private investment firm, where Mr. LeBuhn was President from 1984 to 1993, and Chairman until December 1994. Director of US Airways Group, Inc., Acceptance Insurance Companies, Inc., New Jersey Steel Corporation and Enzon, Inc.

             DIRECTORS SERVING UNTIL 1998 ANNUAL MEETING (CLASS II)

     Rosina B. Dixon, M.D. (age 54). Director since 1995 and member of the Audit, Compensation and Environmental Committees of the Board of Directors. Dr. Dixon has been a consultant to the pharmaceutical industry since May 1986. Prior to that time, she was Vice President and Secretary of Medical Market Specialties Incorporated, as well as a member of its Board of Directors. Dr. Dixon previously served as Medical Director, Schering Laboratories, Schering-Plough Corporation. Prior to that, she was Executive Director Biodevelopment, Pharmaceuticals Division, CIBA-GEIGY Corporation. She is a member of the Boards of Directors of Church & Dwight Co., Inc. and Enzon, Inc.

     Leon J. Hendrix, Jr. (age 55). Director since 1995 and member of the Compensation and Environmental Committees of the Board of Directors. Principal of Clayton, Dubilier & Rice, Inc., a private investment firm, since November 1994. Prior thereto, Mr. Hendrix was with Reliance Electric Company, a manufacturer and seller of industrial and telecommunications equipment and services, since 1973, where he held a series of executive level positions, most recently Chief Operating Officer and a member of the Board of Directors since 1992. Mr. Hendrix is a member of the Boards of Directors of Keithley Instruments, Inc., National City Bank of Cleveland, NACCO Industries, Inc., Wesco Distribution, Inc., Remington Arms Co. and Riverwood International Inc. He is also a member of the Clemson University Board of Trustees, previously served on the Board of Governors of the National Electrical Manufacturers Association and the Board of Directors of the Cleveland Chapter of the American Red Cross.

     Ilan Kaufthal (age 49). Director since the Company commenced business in 1981. Chairman of the Audit Committee and member of the Environmental Committee of the Board of Directors. A Managing Director of the investment banking firm of Schroder Wertheim & Co. Incorporated since 1987. Prior to 1987 held various executive positions with NL Industries, Inc., a firm in the chemicals and petroleum services businesses, most recently Senior Vice President and Chief Financial Officer since 1983. Director of Rexene Corporation, United Retail Group, Inc., Russ Berrie & Co. and ASI Solutions, Inc.

            DIRECTORS SERVING UNTIL 1999 ANNUAL MEETING (CLASS III)

     Francis X. Dwyer (age 71). Director since 1989. Chairman of the Environmental Committee and member of the Compensation Committee of the Board of Directors. President of Nuodex Inc., a chemical manufacturer, since its formation in 1982 until its acquisition by Huls AG of West Germany in 1985. Thereafter, Chairman of the Board of Huls America Inc., a chemical manufacturer, until May 1991. Since May 1991, Advisory Chairman and director of International Dioxide, Inc., a chemical manufacturer.

     James A. Mack (age 59). Director, President and Chief Operating Officer of the Company since joining the Company in February 1990 and Chief Executive Officer since April 1995. Prior thereto with Olin Corporation, a manufacturer of chemical and other products since 1984 as Vice President, Specialty Chemicals and, more recently, Vice President, Performance Chemicals. Executive Vice President of Oakite Products, Inc. from 1982 to 1984. Prior to joining Oakite held various positions with The Sherwin-Williams Company, most recently as President and General Manager of the Chemicals Division from 1977 to 1981. Past Chairman of the Board of Governors of the Synthetic Organic Chemical Manufacturing Association and Member of the Board of Trustees of the Michigan Tech Alumni Fund, and member of the Board of Directors of the Chemical Manufacturing Association.

     Dean P. Phypers (age 68). Director since 1988. Chairman of the Compensation Committee and member of the Environmental and Governance Committees of the Board of Directors. Retired as Senior Vice President and director of International Business Machines Corporation in February 1987 after 32 years in various positions with that corporation including Chief Financial Officer, member of the Management Committee, Corporate Office contact for international operations and head of the Corporate Operations Staff. Director of American International Group Inc., Bethlehem Steel Corporation and Church & Dwight Co., Inc.

     During 1996, each incumbent director attended more than 90% of the aggregate of the meetings of the Board and Committees of the Board of which such director was a member.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     Cambrex seeks to be a leading specialty chemicals company, providing superior return to its owners. To achieve this, the Company plans to be among the top quartile of its peers within the industry. To meet these objectives, the Company must be able to attract, motivate and retain personnel with the requisite skills and abilities to enable the Company to achieve superior operating results. Accordingly, the Company's compensation programs are designed to reward above average performance and provide incentive opportunity to be competitive in the labor markets in which the Company participates.

EXECUTIVE COMPENSATION

     The Company's executive compensation administration program involves two components. Annual compensation is in the form of base salary plus a yearly incentive award. Long-term compensation consists of stock options, which are intended to reward executives when improvements in operating performance increase the market value of the Company for its stockholders.

     The accomplishment of results measured against the executives' goals and objectives are reviewed by the Compensation Committee subsequent to review and recommendation from the Office of the Chairman. Executives are rewarded for results achieved that contribute to key operating results, i.e., sales, net income, return on investment, and other assigned goals including but not limited to: service and quality improvement, product and marketing development, technology development, and personnel development. The Company uses independent salary surveys of its Peer Group and a broader range of specialty chemical companies (some 32 companies including Arizona Chemical, Calgon Corporation, FMC Corporation, Freedom Chemical Company, Nalco Chemical Company and Union Camp Corporation) to assist in determining appropriate levels of compensation for each executive position. The Company targets annual executive compensation at the median levels in companies surveyed.

     Annual incentive compensation awards are based on corporate financial performance and individual performance measured against agreed goals and objectives. The size of the overall incentive compensation pool is determined by the level of return on investment and total net income generated, and by the incremental increase in net income over the prior year. The achievement of personal objectives determines individual awards which are paid out as a portion of the total incentive compensation pool. The incentive plan provides a better than average individual award when net income substantially exceeds prior year's earnings.

     Long-term compensation for executives is in the form of Company stock option grants, which are awarded based on an individual's position in the Company, the individual's performance, and the number of outstanding stock option awards. Two types of stock options are granted to the executive group. The first type are regular Incentive Stock Options or Non-Qualified Stock Options. The second type of options is available to the Company's executives, including those individuals named in the Summary Compensation Table (below). The exercisability of these options is accelerated if the publicly traded share price of the Company's shares exceeds predetermined levels for designated periods of time.

     On April 25, 1996, stockholders approved the 1996 Performance Stock Option Plan (the "1996 Plan") and certain awards thereunder. The 1996 Plan provided that one-third of the approved grants to executives, as later adjusted for the three-for-two stock split in July, 1996, will become subject to exercise if the Company's publicly traded common stock price equals or exceeds an average of $36.75 or above for 20 consecutive trading days prior to October 26, 1997. Similarly, a second one-third, and any of the first one-third of the approved grant awards not otherwise exercisable, will become exercisable if the traded share price equals or exceeds an average of $40 per share for 20 consecutive trading days prior to October 26, 1998. The final one-third of the option awards, and any option awards not otherwise exercisable, will become exercisable if the traded share price equals or exceeds an average price of $43.375 per share for 20 consecutive trading days prior to October 26, 1999. All options will become exercisable regardless of publicly traded share price on October 26, 2005.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Mack, the Company's Chief Executive Officer, received $315,000 in annual compensation in 1996. Mr. Mack's compensation was determined based upon the same factors used in setting other executive compensation.

     Mr. Mack received an incentive compensation award for 1996 of $500,000. This award reflects Mr. Mack's success in the substantial improvement in financial performance achieved by the Company, as net income was increased from $19,670,000 in 1995 to more than $28,225,000 in 1996, and total shareholder return increased by more than 19%. The total market value of the Company's shares increased by nearly $52,000,000 in 1996. Mr. Mack's annual compensation was directly related to the improvement in both earnings and stockholder value in 1996 and the continued international growth of the Company.

POLICY REGARDING SECTION 162(M)

     Based on current levels of base salary and annual bonuses, the Compensation Committee believes that it is highly unlikely that the Company will pay compensation to any of its executive officers for 1997 services in excess of one million dollars. Thus, the Compensation Committee has recommended no adjustment with respect to 1997 cash compensation in light of the limitation on deductibility of compensation in excess of one million dollars under Section 162(m) of the Internal Revenue Code. However, the 1993 Senior Executive Stock Option Plan, the 1994 Stock Option Plan and the 1996 Performance Stock Option Plan were designed and stockholder approval was obtained at the 1994 and 1996 Annual Meetings in order that options granted thereunder would be exempt from the limitations contained in Section 162(m) of the Internal Revenue Code.

                             COMPENSATION COMMITTEE

                           DEAN P. PHYPERS, CHAIRMAN
                             ROSINA B. DIXON, M.D.
                                FRANCIS X. DWYER
                              GEORGE J.W. GOODMAN
                              LEON J. HENDRIX, JR.

     The following table summarizes the compensation earned by the Chief Executive Officer and each of the four other most highly compensated executive officers (collectively, the "Named Executive Officers") during the previous three fiscal years for services in such capacities to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION                LONG TERM COMPENSATION
                                         --------------------------------   -----------------------------------
                                                                OTHER       RESTRICTED   SECURITIES    PAYOUTS-
                                                                ANNUAL        STOCK      UNDER- LYING    LTIP      ALL OTHER
                                         SALARY     BONUS    COMPENSATION    AWARD(S)      OPTIONS     PAYOUTS    COMPENSATION
   NAME AND PRINCIPAL POSITION    YEAR     ($)       ($)         ($)           ($)        /SARS (#)      ($)         ($)(1)
  ------------------------------  ----   -------   -------   ------------   ----------   -----------   --------   ------------
  James A. Mack.................  1996   315,000   500,000        -0 -          -0 -          -0 -        -0 -        6,750
  President and                   1995   291,246   360,000        -0 -          -0 -       120,000        -0 -        6,750
  Chief Executive                 1994   265,000   225,000        -0 -          -0 -          -0 -        -0 -        6,750
  Officer
  Peter Tracey..................  1996   223,667   350,000        -0 -          -0 -          -0 -        -0 -        6,750
  Executive Vice                  1995   202,491   265,000        -0 -          -0 -        75,000        -0 -        6,750
  President, Finance              1994   187,500   200,000        -0 -          -0 -          -0 -        -0 -        6,750
  Chief Financial
  Officer
  Claes Glassell................  1996   257,790   300,000        -0 -          -0 -          -0 -        -0 -        3,642(3)
  Vice President(2)               1995   247,875   200,000        -0 -          -0 -        75,000        -0 -         -0 -
                                  1994...  47,109   20,000        -0 -          -0 -        45,000        -0 -         -0 -
  Steven M. Klosk...............  1996   181,250   300,000        -0 -          -0 -          -0 -        -0 -        6,750
  Executive Vice                  1995   162,997   210,000        -0 -          -0 -        75,000        -0 -        6,750
  President,                      1994   152,250   140,000        -0 -          -0 -          -0 -        -0 -        6,750
  Administration
  Peter E. Thauer...............  1996   168,333   300,000        -0 -          -0 -          -0 -        -0 -        6,750
  Vice President,                 1995   160,625   200,000        -0 -          -0 -        75,000        -0 -        6,750
  Law and                         1994   153,125   140,000        -0 -          -0 -          -0 -        -0 -        6,750
  Environment,
  General Counsel &
  Secretary

---------------

(1) Amounts indicated are attributable to Company contributions under the Company's Savings Plan.

(2) Mr. Glassell joined the Company in October 1994.

(3) Consists of relocation payments.

     There were no options granted to the Named Executive Officers during 1996.

     The following table sets forth information for each Named Executive Officer with regard to the aggregate options exercised during 1996 and the aggregate stock options held as of December 31, 1996.

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
                                      (1)

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN
                             SHARES                             OPTIONS/SARS AT         THE-MONEY OPTIONS/SARS
                          ACQUIRED ON         VALUE               FY-END (#)                 AT FY-END ($)
           NAME           EXERCISE (#)   REALIZED($)(2)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(3)
  ----------------------  ------------   ---------------   -------------------------   -------------------------
  James A. Mack.........     67,500         1,501,875      67,500--Exercisable         1,316,250--Exercisable
                                                           120,000--Unexercisable      735,000--Unexercisable
  Peter Tracey..........     30,000           665,000      52,500--Exercisable         1,040,625--Exercisable
                                                           75,000--Unexercisable       459,375--Unexercisable
  Claes Glassell........     18,000           322,500      27,000--Exercisable         448,875--Exercisable
                                                           75,000--Unexercisable       459,375--Unexercisable
  Steven M. Klosk.......     30,000           447,500      67,500--Exercisable         1,402,500--Exercisable
                                                           75,000--Unexercisable       459,375--Unexercisable
  Peter E. Thauer.......     46,200         1,019,525      43,500--Exercisable         856,511--Exercisable
                                                           75,000--Unexercisable       459,375--Unexercisable

---------------

(1) All share amounts have been adjusted for the three-for-two stock split in July 1996.

(2) Based upon the market value of underlying securities at exercise less the exercise price.

(3) Based upon the closing price ($32.75 per share) on December 31, 1996.

     The following graph compares the Company's cumulative total stockholder return, for a five year period, with a performance indicator of the overall stock market and a group of peer issuers. The Company believes that the S&P 500 Composite Index is more representative of market conditions than the Dow Jones Industrial Average which the Company has used in recent years. Both indexes are listed this year, and the S&P 500 Composite Index will be used in future years. Prices are as of December 31 of the year indicated.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG CAMBREX CORPORATION, THE DOW JONES INDUSTRIAL
                           AVERAGE AND PEER GROUP (1)

                                                                    S&P 500
      MEASUREMENT PERIOD                                           COMPOSITE       DOW JONES
    (FISCAL YEAR COVERED)        CAMBREX CORP.    PEER GROUP         INDEX           INDEX
31-DEC-91                                  100             100             100             100
31-DEC-92                                  197             120             108             107
31-DEC-93                                  237             132             118             126
31-DEC-94                                  307             112             120             132
31-DEC-95                                  492             131             165             181
31-DEC-96                                  587             137             203             233

---------------

(1) Assumes $100 invested on December 31, 1991, with all dividends reinvested.

     The Company manufactures and markets a broad line of specialty chemicals, fine chemicals and commodity chemical intermediates to a diverse group of customers. Because the Company's products and customers are diverse, the Company does not believe that there is a single published industry or line of business index that is appropriate for comparing stockholder return. The Peer Group selected by the Company for the above Performance Graph is composed of those companies considered most comparable to the Company in terms of amount of sales, product lines and customers.

     Those companies included in the Peer Group are: Crompton & Knowles Corporation; The Dexter Corporation; Ferro Corporation; Great Lakes Chemical Corporation; Lawter International, Inc.; Rohm and Haas Company; Stepan Company; and Witco Corporation.

RETIREMENT PLANS

     Retirement benefits under the Company's qualified non-contributory pension plan (the "Qualified Plan") are based on an employee's years of service and compensation for such years. "Compensation" for the purposes of the computation of benefits, includes regular compensation, bonuses and overtime, but excludes income attributable to fringe benefits and perquisites. The retirement benefit earned for a given year of service is calculated by multiplying the participant's compensation for the year by 1% and adding to that amount 0.6% of such compensation in excess of the participant's social security covered compensation. Similar amounts are calculated for each year of service and are aggregated to obtain the annual retirement benefit, subject to the limitations imposed by the Employee Retirement Income Security Act of 1974 and related regulations ("ERISA"). For this purpose social security covered compensation is the 35-year average of the social security wage base for the year in which the participant reaches age 65.

     Although compensation includes the items mentioned above, the Qualified Plan limits the maximum amount of compensation which may be taken into account for the purposes of calculating benefits to the

ERISA limit, which will be $160,000 during 1997. Therefore, any compensation received by any of the Named Executive Officers which exceeds the amount will not be taken into account in the calculation of their benefits under this Plan. A Supplemental Non-Qualified Pension Plan, which became effective on January 1, 1994, provides benefits based on compensation levels above the ERISA maximum compensation level.

     The following table shows the estimated aggregate annual retirement benefits payable under the Company's Qualified and Supplemental pension plans to employees listed, assuming they retire at normal retirement age (65), with benefits payable in the form of a life annuity and that pensionable compensation for all years after 1996 will be the same as 1996 pensionable compensation.

                                                                          PROJECTED
                                                  1996 PENSIONABLE    ANNUAL BENEFITS AT
                          NAME                    COMPENSATION ($)        AGE 65 ($)
          -------------------------------------   ----------------    ------------------
          James A. Mack........................       $670,612             $107,210
          Peter Tracey.........................       $488,350             $105,447
          Claes Glassell.......................       $128,895(1)          $ 74,796
          Steven M. Klosk......................       $388,560             $164,457
          Peter E. Thauer......................       $364,520             $ 66,698

---------------

(1) Mr. Glassell participated in the Plans for six months of 1996, and the 1996 Pensionable Compensation reflects compensation for those six months of service. For Projected Annual Benefits purposes, pensionable compensation of $257,790 (two times $128,895) was used.

DEFERRED COMPENSATION PLAN

     The Company has established a non-qualified Deferred Compensation Plan for Key Executives (the "Deferred Plan"). Under the Deferred Plan, officers and key employees may elect to defer all or any portion of their pre-tax annual bonus and/or annual base salary (other than the minimum required Social Security contributions and $10,000). The deferred amount is invested in Fidelity Mutual Funds available under the Cambrex Savings Plan, except for the Cambrex Stock Fund. During 1995 the Board amended the Deferred Plan to permit officers and key employees to elect to defer Company stock which would otherwise have issued upon the exercise of Company stock options. The stock deferred will be held in a Company Stock Account, or could be sold and the proceeds placed in another available Fidelity Fund. Transfers into the Company Stock Account other than by option exercise are not permitted. The Deferred Plan is not funded by the Company, but the Company has established a Deferred Compensation Trust Fund to protect the account balance in the case of a change of control of the Company.

CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into agreements with a number of key employees, including the Named Executive Officers, with the objective of preserving management stability in the event of a threatened or actual change of control of the Company. Under each agreement, in the event of a change of control of the Company (defined in the agreement to include certain events involving changes in ownership of the Company's stock or the composition of the Company's Board of Directors or other structural changes, but, in any case, with the Board having discretion to find other events to constitute a change of control) the employee is awarded a three-year contract of employment in substantially the same position he had prior to the start of the employment contract term. The contract of employment is at a monthly salary not less than the highest monthly salary earned by the employee during the 12 months preceding the start of the employment contract term and provides for an annual bonus and benefits comparable to those pertaining to the employee prior to the start of the employment contract term. In addition, in the event of a change of control, performance options including those granted under the 1996 Performance Stock Option Plan will become immediately exercisable regardless of publicly traded share price.

     In the event that at any time during the employment contract term, the employee's employment is terminated (i) by the Company (other than by reason of disability or for cause), or (ii) by the employee by reason of the Company's violation of the terms of the employment contract, or
(iii) by the employee during the thirteenth month of the employment contract term, with or without reason, the employee will be entitled to a lump sum payment in an amount equal to the sum of (a) a ratable portion of the amount of the highest annual bonus paid to the employee during the three years prior to the year of termination, based upon the elapsed time in the year of termination,
(b) up to three times the annual salary under the contract and three times such highest annual bonus, which amount declines ratably over a 36 month term for each month the employee remains employed by the Company following the first anniversary of the start of the employment contract term, and (c) the present value of the pension benefit lost by the employee by reason of the early termination of employment. In the event of such termination the employee will also be entitled to the employment benefits, such as health insurance and life insurance, to which he would have been entitled had his employment not been terminated, and to the immediate right to exercise any employee stock options notwithstanding their stated exercisability in installments. Additionally, the employment contracts provide for an additional payment to the employee to cover any excise tax payable by the employee on so-called excess golden parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended.

MANAGEMENT CONTRACTS

     During 1990 the Board of Directors authorized an agreement with Mr. Baldwin pursuant to which he might, at his election and at any time after January 1, 1994, enter into a consulting arrangement with the Company upon his resignation as an employee. Pursuant to this agreement Mr. Baldwin was obligated to provide certain financial, consulting and advisory services to the Company as determined by the Chief Executive Officer. The contract continued for the remainder of Mr. Baldwin's life at an annual fee of $140,000. In 1994 the Company reached agreement with Mr. Baldwin to restate his consulting arrangement. Under the restated arrangement, he entered into two agreements at the prior rate, the first providing for consulting services while he is able to provide such services and the second providing an additional retirement benefit for the remainder of his lifetime.

     Mr. Baldwin retired as Chief Executive Officer, on April 1, 1995 and as an employee of the Company, effective April 30, 1995 and elected to begin receiving payments under the agreement at that time. During 1996 Mr. Baldwin received $140,000 in consulting payments.

     At a meeting held on January 26, 1995, the Board of Directors authorized similar agreements with Mr. Mack at an annual rate of $100,000.

                            APPOINTMENT OF AUDITORS

     The Board of Directors, in accordance with the recommendation of the Audit Committee, has selected Coopers & Lybrand L.L.P. to be the Company's independent accountants for 1997, subject to the approval of the stockholders.

     Coopers & Lybrand L.L.P. was engaged on March 19, 1992. A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting, will be afforded an opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR the proposal.

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1998 Annual Meeting must be received by the Company not later than November 22, 1997, in order to be included in the Company's Proxy Statement for the 1998 Annual Meeting. In addition, the Company's by-laws provide that any stockholder wishing to present a nomination for the office of director before a stockholder meeting for a vote must give the Company at least 90 days advance notice, any stockholder wishing to bring a proposal or other business before a stockholder meeting for a vote must give the Company at least 60 days advance notice, and that both such notices must meet certain other requirements. Any stockholder interested in making such a nomination or proposal should request a copy of such by-law provisions from the Secretary of Cambrex Corporation.

                                                     By Order of the Board of
                                                            Directors.

                                                         Peter E. Thauer,
                                                             Secretary

     March 17, 1997

     WITH THIS PROXY EACH STOCKHOLDER IS BEING PROVIDED, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR 1996. SUCH REPORT IS BEING FURNISHED WITHOUT EXHIBITS. COPIES OF THE EXHIBITS TO SUCH ANNUAL REPORT WILL BE FURNISHED TO REQUESTING STOCKHOLDERS UPON PAYMENT OF THE COMPANY'S REASONABLE EXPENSES IN FURNISHING THE SAME. REQUESTS SHOULD BE DIRECTED TO MR. PETER TRACEY, EXECUTIVE VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER, CAMBREX CORPORATION, ONE MEADOWLANDS PLAZA, EAST RUTHERFORD, NJ 07073.

                              CAMBREX CORPORATION
    SOLICITED BY BOARD OF DIRECTORS FOR 1997 ANNUAL MEETING OF STOCKHOLDERS

        The undersigned stockholder of Cambrex Corporation, (the "Company") hereby appoints C.C. Baldwin, Jr., J.A. Mack and P. Tracey, and each of them acting singly and each with power of substitution and resubstitution, attorneys and proxies of the undersigned, with all the powers the undersigned would possess if personally present, to vote the shares of Common Stock of the Company which the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders of the Company to be held on April 24, 1997 at 4:00 p.m. at the offices of Schroder Werthheim & Co. Incorporated, 4th Floor Auditorium, Equitable Center, 787 Seventh Avenue, New York, New York and any adjournment thereof. Without otherwise limiting the general authorization hereby given, said attorneys and proxies are instructed to vote as indicated on the reverse side hereof on the proposals set forth in the Notice of Annual Meeting of Stockholders of the Company and accompanying Proxy Statement, each dated March 17, 1997.

        THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE 4 NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT ACCOMPANYING THE NOTICE OF SAID MEETING (PROPOSAL NO. 1), AND "FOR" APPROVAL OF THE SELECTION OF ACCOUNTANTS (PROPOSAL NO. 2), UNLESS OTHERWISE MARKED.

PLEASE COMPLETE AND SIGN PROXY ON REVERSE SIDE AND RETURN IN ENCLOSED ENVELOPE.



                                                             -----------------
                                                                SEE REVERSE
                                                                    SIDE
                                                             -----------------

[X]     PLEASE MARK
        YOUR VOTES
        AS IN THIS
        EXAMPLE.

                 FOR     WITHHOLD     NOMINEES: Cyril C. Baldwin, Jr., George
1. Election of   [ ]       [ ]                  J.W. Goodman, Kathryn
   Directors:                                   Rudie Harrigan and Robert
                                                LeBuhn

                                             FOR       AGAINST       ABSTAIN
2. Approval of the appointment of            [ ]         [ ]           [ ]
   Coopers & Lybrand LLP. as independent
   public accountants for 1997.

For except withheld from the
following nominee(s)

-----------------------------------------






SIGNATURE(S)                                                  DATE
             ------------------------------------------------      -----------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.